Exhibit 99.1
SECOND QUARTER 2008 RESULTS
St. Louis, July 18, 2008. Reliance Bancshares, Inc. (“the Company”), the parent company of Reliance Bank and Reliance Bank, FSB, announced their second quarter and year-to-date results.
Results
Total assets for the quarter ended June 30, 2008, were $1.4 billion, an increase of $362.6 million, or 36%, when compared to the second quarter of 2007. Total loan growth was $203.2 million, or 22%, for the first six months of 2008 compared to $95.5 million, or 14%, for the first six months of 2007. While Reliance continues to offer very competitive terms, we have concentrated on the quality of the loan portfolio and on increasing our spread.
Net interest income for the quarter and six months ended June 30, 2008, increased $2.3 million, or 35%, and $4.3 million, or 34%, respectively, compared to net interest income for the quarter and six months ended June 30, 2007. This growth in net interest income resulted from the growth in interest income on an increasing level of interest-earning assets during the first and second quarters of 2008, with an increasingly proportionate share of such interest-earning assets being comprised of loans, which are the Company’s highest interest-earning assets.
For the six months ended June 30, 2008, total deposits grew by $137.8 million, or 17%, to $972.4 million compared to $782.9 million at June 30, 2007. Non-interest bearing deposits increased by $6.2 million for the first six months of 2008, compared to $237.7 thousand for the first six months of 2007 and represent 6% of total deposits, while interest bearing deposits grew by $131.7 million for the first six months of 2008 compared to $104.1 million for the first six months of 2007 and represent 94% of total deposits.
The provision for loan losses was $5.6 million for the quarter ended June 30, 2008, compared to $500 thousand for the quarter ended June 30, 2007. The increase in the provision for loan losses was due to loan growth and additional reserves needed to shore-up a limited number of credits that have deteriorated. Declining real estate values have caused an increase in the company’s non-performing assets during the past year. Non-performing assets have increased $3.3 million, or 15% for the first six months of 2008. However, since December 31, 2007 non-performing loans have declined as a percentage of outstanding loans. During the quarter ended June 30, 2008, the Company recorded net charge-offs of $3.4 million compared to net charge-offs of $108 thousand for the quarter ended June 30, 2007.

Net Charge-offs (quarter ended 6/30/2008)	$3.4 million
Net Charge-offs (quarter ended 6/30/2007)	$108 thousand
Non-performing Assets (6/30/2008)	$26.0 million
Non-performing Assets (12/31/07)	$22.7 million
Non-performing Assets (6/30/2007)	$4.9 million
Non-performing Loans (6/30/2008)	$15.2 million or 1.36% of loans
Non-performing Loans (12/31/2007)	$17.7 million or 1.95% of loans
Non-performing Loans (6/30/2007)	$3.3 million or .043% of loans
As a result of the larger loan loss provision, the Company reported a net loss of $2.4 million for the quarter and a net loss of $2.1 million for the six month period ended June 30, 2008. Diluted earnings per share for the second quarter of 2008 were $(.11), down $.15 versus the prior year second quarter and were $(.10) for the six months ended June 30, 2008 down $.17 versus the same period one year ago. Total revenue, defined as total interest income and non-interest income increased 21% to $19.5 million for the second quarter, compared to the same quarter one year ago and increased 23% to $38.3 million for the six month period end June 30, 2008, compared to a year ago.
Please refer to the Consolidated Financial Summary attached for more details.

Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local and national economic conditions, risks associated with rapid increase and decrease in prevailing interest rates, effects of mergers and acquisitions, effects of critical accounting policies and judgments, legal and regulatory developments and competition from banks and other financial institutions, as well as other risk factors described in Reliance Bancshares’ 2007 Form 10-K. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

RELIANCE BANCSHARES, INC.
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)
(In thousands, except per share data)

	For the Six	For the Six	For the Quarter	For the Quarter
	Months Ended	Months Ended	Ended	Ended
BALANCE SHEETS	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
ASSETS
Cash and due from banks	$18,554	$11,393	$18,554	$11,393
Federal funds sold	112	6,229	112	6,229
Interest bearing deposits	285	713	285	713
Debt and equity investments	171,291	175,840	171,291	175,840
Loans	1,114,890	762,952	1,114,890	762,952
Less reserve for loan losses	12,682	7,537	12,682	7,537

Net loans	1,102,208	755,415	1,102,208	755,415

Premises and equipment, net	44,828	39,547	44,828	39,547
Goodwill	1,149	1,149	1,149	1,149
Core deposit intangible	162	178	162	178
Other real estate owned	10,812	1,633	10,812	1,633
Other assets	13,074	7,796	13,074	7,796

Total assets	$1,362,475	$999,893	$1,362,475	$999,893

LIABILITIES & EQUITY
Noninterest bearing deposits	$59,609	$47,579	$59,609	$47,579
Interest bearing deposits	912,793	735,356	912,793	735,356

Total deposits	972,402	782,935	972,402	782,935
Short-term borrowings	104,489	39,498	104,489	39,498
Long-term FHLB advances	142,000	35,000	142,000	35,000
Other liabilities	7,574	5,474	7,574	5,474

Total liabilities	1,226,465	862,907	1,226,465	862,907
Stockholders’ equity	136,010	136,986	136,010	136,986

Total liabilities & equity	$1,362,475	$999,893	$1,362,475	$999,893

INCOME STATEMENTS
Total interest income	$36,890	$30,163	$18,805	$15,600
Total interest expense	20,233	17,773	10,037	9,123

Net interest income	16,657	12,390	8,768	6,477
Provision for loan losses	6,739	890	5,607	500

Net after provision	9,918	11,500	3,161	5,977
NONINTEREST INCOME
Service charges on deposits	373	241	197	131
Gain (loss) sale of securities	312	(7)	118	(7)
Other income	721	628	409	350

Total noninterest income	1,406	862	724	474
NONINTEREST EXPENSE
Salaries and benefits	8,409	6,008	4,201	3,019
Occupancy and equipment	2,163	1,576	1,096	772
Data processing	886	656	444	335
Advertising	502	300	291	147
Postage, printing and supplies	244	247	128	114
Professional fees	347	226	186	117
Other	2,299	1,262	1,424	795

Total noninterest expense	14,850	10,275	7,770	5,299

Income before taxes	(3,526)	2,087	(3,885)	1,152
Income taxes	(1,466)	557	(1,515)	317

Net income	$(2,060)	$1,530	$(2,370)	$835

ASSET QUALITY
Net charge-offs	$3,742	$454	$3,406	$108

Nonperforming assets:
Other real estate owned	$10,812	$1,633	$10,812	$1,633
Nonperforming loans	15,162	3,274	15,162	3,274

Nonperforming assets	$25,974	$4,907	$25,974	$4,907

Nonperforming loans to total loans	1.36%	0.43%	1.36%	0.43%
Reserve for loan losses to total loans	1.14%	0.99%	1.14%	0.99%